EXHIBIT 5.1

IRVINE VENTURE LAW FIRM, LLP

ATTORNEYS AT LAW

19900 MacArthur Boulevard

SUITE 1150

IRVINE, CALIFORNIA 92612

TELEPHONE: (949) 660-7700

FACSIMILE: (949) 660-7799

December 7, 2012

Hartman Short Term Income Properties XX, Inc.

2909 Hillcroft Street, Suite 420

Houston, TX  77057

Re:

REGISTRATION STATEMENT ON FORM S-11

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-11 (the “Registration Statement”) of Hartman Short Term Income Properties XX, Inc., a Maryland corporation (the “Company”), for the registration under the Securities Act of 1933 relating to the offering of 22,000,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”).  We have also been asked been asked to render an opinion concerning certain tax matters in connection with the issuance of shares under the Registration Statement.

We have examined the Registration Statement, the Company’s Articles of Incorporation, the Company’s By-laws, and such other corporate records of the Company, including resolutions of the Company’s Board of Directors, and documents as we have deemed necessary in order to express the opinions set forth below.  In our examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity of all originals of all documents submitted to us as copies.  As to questions of fact material to such opinions, we have relied upon statements and representations of the Company.

Our opinion under “Federal Income Tax Considerations” below is based on existing law, including the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change either prospectively or retroactively.  No assurance can be given that such existing law may not change in a manner that would modify the conclusions expressed in this opinion letter.  Moreover, relevant laws could change in a manner that could adversely affect the Company or its shareholders.  We have no obligation to inform the Company of any such change in the law.  We have not been requested to opine, and we have not opined, as to any issues other than those expressly set forth herein.  We are admitted to practice law in the State of California and our opinion under “Legality of Shares” below is limited to federal law and the corporate laws of the State of Maryland that affect such opinion.  We express no opinion with respect to any other law or the laws of any other jurisdiction.

1.

Federal Income Tax Considerations.  We have reviewed the section of the Registration Statement entitled “Federal Income Tax Considerations” and in our opinion such section identifies and fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock and to the extent that such summaries involve matters of law, we are of the opinion that such statements of law are correct under the Code.  All opinions attributed to counsel in the section of the Registration Statement entitled “Federal Income Tax Considerations” accurately reflect our opinion on the likely outcome of such issues if challenged by the Internal Revenue Service (the “Service”).

The “Federal Income Tax Considerations” section of the Registration Statement is not exhaustive of all possible tax considerations.  Such section of the Registration Statement does not give a detailed discussion of any state, local or foreign tax considerations.  Nor does the “Federal Income Tax Considerations” section of the Registration Statement discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of the Common Stock in light of such shareholder’s particular circumstances or to certain types of shareholders (including, but not limited to, insurance companies, certain tax-exempt entities, financial institutions, broker/dealers, foreign corporations, employees and affiliates acquiring stock options and persons who are not citizens or residents of the United States) some of whom could be subject to special treatment under federal income tax laws.

We are of the opinion that, commencing with the Company’s taxable year ended December 31, 2011, the Company has been organized, and the Company’s method of operations is, in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code.  The Company’s continued qualification as a REIT under the Code thereafter will depend upon the Company’s ability to meet, through actual operating results, distribution levels, diversity of stock ownership and the various income and asset qualification tests imposed under the Code.  We will not review these operating results and accordingly, no assurance can be given that the actual results of the Company’s operations for any one taxable year will satisfy the requirements under the Code for REIT qualification.  Moreover, certain aspects of the Company’s operations have not been considered by the courts or the Service.  There can be no assurance that the courts or the Service will agree with our opinion.  In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time.  Accordingly, we are unable to opine whether the Company, in fact, will continue to operate in a manner that will enable it to qualify as a REIT under the Code.

2.

Legality of Shares.  Assuming the shares (the “Shares”) of Common Stock are issued and paid for in accordance with the terms of the offering described in the Registration Statement, including documents incorporated by reference thereto, and certificates representing such Shares are issued to the purchasers or to the extent that the Company issues Shares in uncertificated form, when the Company registers the purchaser as the registered owner of the Shares purchased, we are of the opinion that the Shares will have been duly authorized, validly issued, and will be fully paid and nonassessable shares of Common Stock of the Company.

3.

Consent.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the captions “Federal Income Tax Considerations” and “Legal Matters” in connection with this opinion.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.  This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

IRVINE VENTURE LAW FIRM, LLP

/s/

Michael E. Shaff